FOR IMMEDIATE RELEASE

RICK'S CABARET INTERNATIONAL, INC. COMPLETES ACQUISITION OF ALL JAGUARS GENTLEMEN'S CLUBS AND ASSOCIATED REAL ESTATE

HOUSTON – (October 17, 2012) – Rick’s Cabaret International, Inc. (NASDAQ:RICK), the publicly traded group of upscale gentlemen’s clubs, said today its subsidiaries have completed the acquisition of the two remaining clubs in the previously announced purchase of 11 clubs in Texas and Arizona, as well as associated real estate.

Jaguars Acquisitions, Inc. and other subsidiaries paid a total of $26 million for the 11 clubs, including $4 million in cash, with the remainder payable through a promissory note. Jaguars Holdings, Inc. paid a total of $10 million for real estate associated with the clubs, including $350,000 cash at closing, a one time payment of $650,000 due in 12 years, and the remainder payable through a promissory note. Both promissory notes are payable over 12 years at 9.5 percent interest and may be prepaid after five years.

The locations purchased are nine clubs operated as “Jaguars” in Phoenix, Arizona and in Lubbock, Odessa, El Paso, Harlingen, Tye, Edinburg, Beaumont and Longview in Texas, plus two new clubs that will operate as Rick’s Cabarets in Lubbock and Odessa.

Eric Langan, President and CEO of Rick’s Cabaret International, Inc., said the transaction should add approximately $15 million in gross revenues and approximately $7 million of EBITDA. “These are fine venues that we believe will contribute significantly to our earnings and cash flow,” he said.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis, Indianapolis and other cities operate as "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret” and other brand names. Sexual contact is not permitted at any locations. Rick’s Cabaret also operates a media division. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com  or visit www.ricksinvestor.com Facebook  http://www.facebook.com/rickscabaretintl.

Forward-looking Statements: This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visitwww.ricksinvestor.com.

Contact: Allan Priaulx, 212-338-0050, allan@ricks.com